Exhibit 99.1

The Proposed Credit Agreement Amendments and Extension

WMG Acquisition Corp. is currently seeking requisite lender consents to amend and restate its existing senior secured credit agreement. Pursuant to the proposed amendments, certain term loan lenders may extend the maturity of their term loans from February 2011 to January 2014. The LIBOR margin with respect to such extended term loans is expected to significantly increase, and a “LIBOR floor” is expected to apply to such extended term loans. The maturity date and interest margins with respect to those term loans held by lenders that do not consent to extend the maturity of their term loans would remain unchanged.

In addition, in connection with the proposed amendments, WMG Acquisition Corp. would voluntarily prepay $300 million in principal amount of term loans using cash on hand. The prepayment would be applied to all term loans under the amended and restated credit agreement on a pro rata basis. We also expect that we would voluntarily reduce the commitments under our senior secured revolving credit facility from $250 million to $150 million.

The amended and restated credit agreement would also make several changes to the negative covenants contained therein to provide WMG Acquisition Corp. with greater flexibility, including permitting WMG Acquisition Corp. to incur senior secured bond indebtedness and allowing such bonds to share in the collateral package that secures the amended and restated credit agreement on a ratable and pari passu basis. The amended and restated credit agreement would also be expected to fix the financial maintenance covenants contained therein at set levels.

In the event an offering described under Item 8.01 in this report is completed, the net proceeds from any such offering would be applied to further pay-down the existing term loans. In such event, WMG Acquisition Corp’s annual interest expense would be expected to increase despite an overall lower debt level. For example, for the twelve months ended March 31, 2009, WMG Acquisition Corp.’s interest expense would have been approximately $156 million, compared to actual interest expense of $148 million, after giving effect to any such refinancing, assuming a weighted average interest rate of 7.89% per annum on our remaining senior secured term loans and the notes, collectively, and actual rates on our existing senior subordinated notes. A 0.25% change in such assumed weighted average rate would change interest expense by approximately $4 million. The weighted average interest rate of 7.89% assumes that all senior secured term loan lenders agree to extend the maturity of the term loans to January 2014 and therefore that the term loans accrue interest at the higher assumed LIBOR spreads.

The completion of any such offering would be conditioned upon the successful completion of those proposed amendments that would be required for us to incur the notes and the guarantees and to secure them equally and ratably with the same collateral that would secure the remaining term loans. However, the proposed amendments and extension are not conditioned on any such offering and we intend to proceed with such proposed amendments and extension without regard to the completion of any such offering.